AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to Employment Agreement, effective as of July 1, 2010, is entered into by and between A-G GEOPHYSICAL PRODUCTS, INC., a Texas corporation (the “Company”), and Michael C. Hedger (“Hedger”).

WITNESSETH:

WHEREAS, the Company and Hedger entered into an Employment Agreement effective as of July 1, 2004, as amended by an amendment effective as of November 20, 2007  (the “Employment Agreement”), in connection with the employment by the Company of Hedger;

WHEREAS, in March 2010, Hedger was appointed Executive Vice President of Bolt Technology Corporation, the parent corporation of the Company; and

WHEREAS, the Company and Hedger desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Hedger agree as follows:

1.           Paragraph 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

2.            Compensation.

(a)           Base Salary.   Company shall pay to Hedger, on the same periodic basis as Company pays its other employees (but in no event less frequently than monthly), during the Term, as the same may be extended, a base salary in substantially equal payments as follows:

(i)            During the twelve (12) months of the Term beginning July 1, 2010 and ending June 30, 2011, a base salary of $400,000.00; and

(ii)           During each subsequent twelve (12) month period during the Term, a base salary equal to the greater of

(a)           one hundred five percent (105%) of the prior twelve (12) month’s base salary, or

(b)           the product obtained by multiplying the prior twelve (12) month’s base salary times a fraction, the numerator of which shall be the Price Index (hereinafter defined) for April of the immediately preceding twelve (12) month period and the denominator of which shall be the Price Index for April of the twelve (12) month period immediately preceding the twelve (12) month period used in determining the numerator.  The “Price Index” shall mean the Consumer Price Index for All Urban Consumers, New York-No.N.J.-Long Island, NY-NJ-CT, All terms (1982-84=100) issued and published by the Bureau of Labor Statistics of the United States Department of Labor.  If, at any time, said Consumer Price Index is no longer issued or available, then the term “Price Index” shall mean a successor or comparable index selected by Company and Hedger.

  It is understood that Company may, in the discretion of its Board of Directors, increase such base salary above an amount provided for pursuant to the foregoing without affecting any of the other terms of this Agreement.

(b)           Performance Bonus.   Company shall pay to Hedger, with respect to each of Company’s fiscal years during the Term, such performance bonus, if any, as the Board of Directors of Company may, in its discretion, determine; provided, however, that with respect to each of fiscal years 2011, 2012 and 2013 (i.e., July 1, 2010 – June 30, 2011, July 1, 2011 – June 30, 2012 and July 1, 2012 – June 30, 2013), the sum of (i) Hedger’s base salary for such fiscal year and (ii) the performance bonus paid to Hedger for such fiscal year, shall not be less than the sum of (y) Seventy-Five Thousand Dollars (($75,000.00) plus (z) the amount equal to three and one-half percent (3.5%) of all Company sales for such fiscal year.  Notwithstanding the foregoing, but subject to the proviso in the foregoing sentence, Company agrees that all such performance bonuses shall be based upon the performance of Company and Hedger.  All such bonuses shall be paid within sixty (60) days of the end of the fiscal year of Company to which the same relate.

2.           Paragraph 4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

4.           Health Insurance and Life Insurance.

(a)           Health Insurance.  The Company shall provide Hedger such hospitalization and major medical insurance coverage for Hedger as provided to other key or executive employees of the Company.

(b)           Life Insurance.  Bolt Technology Corporation, the parent corporation of the Company (“Bolt”), currently maintains a whole life insurance policy covering the life of Hedger in the face amount of $1,000,000.00. Bolt agrees to maintain, at all times during the Term, at Bolt’s expense, said insurance policy and/or one or more insurance policies for comparable insurance, with an insurer or insurers reasonably acceptable to Hedger, on the life of Hedger payable to a beneficiary or beneficiaries chosen by Hedger in an aggregate amount of at least $1,000,000.00 (the “Life Insurance”).  Bolt shall pay all premiums that become due on the Life Insurance at least 15 days before the end of the applicable grace period and upon demand exhibit from time to time to Hedger due proof of such payment.  If any premium shall remain unpaid 15 days before the end of the grace period, Hedger may pay or cause the premium to be paid, and thereupon Hedger shall be entitled to reimbursement from Bolt.  Bolt shall do everything necessary to maintain the Life Insurance in full force and effect and shall not borrow on the cash surrender value of any Life Insurance and/or pledge any Life Insurance as collateral for any corporate obligation. Upon the termination of Hedger’s employment under this Agreement for any reason, Bolt shall, within 30 days after such termination or, if applicable, the time specified in Paragraph 18(j), transfer, free and clear of liens and security interests, the ownership of the Life Insurance (including, without limitation, the full cash surrender value thereof) to Hedger or his designee.

 3.           Paragraph 7 of the Employment Agreement is hereby amended and restated in its entirety as follows:

7.           Full Time to be Devoted.    Subject to the termination provisions of paragraph 9, hereof the Company shall employ Hedger; and Hedger shall work during the Employment Period as President of the Company and Executive Vice President and Chief Operating Officer of Bolt.  Hedger shall devote his full effort, skill, and attention to the affairs of the Company, Bolt and its affiliated corporations, and as much time as is reasonably required to faithfully perform his duties hereunder to promote the interests of the Company, Bolt and its affiliates and observe and perform his agreements contained herein.

4.           The first sentence of Paragraph 8 of the Employment Agreement is hereby amended to delete the words “including Bolt Technology Corporation (“Bolt”)”.

5.           Paragraph 9(B) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(B)	If Company terminates this Agreement for other than Cause or Hedger terminates this Agreement for Good Reason, then Company shall be obligated to:

(i)
pay to Hedger, within thirty (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, accrued bonus and unused vacation pay); and

(ii)
pay to Hedger any and all sums which would have become payable to Hedger under this Agreement during the three (3) year period following the date of such termination (the “Severance Period”).  Said sums are sometimes hereinafter referred to as the “Severance Period Payments”.  The Severance Period Payments shall be paid in a lump sum within 30 days after such termination or, if applicable, the time specified in Paragraph 18(j).  Said lump sum amount shall be computed without any discount for present value.  The Severance Period Payments shall be computed based upon (a) the then base salary and (b) annual performance bonus based upon the average of such bonuses paid to Hedger during the three (3) fiscal years preceding the date of such termination; provided, however, in the event that for any of the three fiscal years Hedger was paid commissions and not a performance bonus (i.e., any fiscal years preceding fiscal year 2011), the amount to be used for purposes of the calculation under clause (b) for any such fiscal year shall be equal to the commissions paid to Hedger in such fiscal year minus $400,000.00.  For purposes of clause (b) of the immediately preceding sentence, the calculation of the annual performance bonus for any given fiscal year shall be the sum of (i) the cash bonus paid to Hedger in respect of such fiscal year (regardless of whether such cash bonus was paid prior to or after the end of such fiscal year), and (ii) the Fair Market Value (as defined in the Bolt Technology Corporation Amended and Restated 2006 Stock Option and Restricted Stock Plan) as of the date of award of any shares of restricted stock awarded to Hedger as part of Hedger’s annual performance bonus in respect of such fiscal year (regardless of whether such award was made prior to or after the end of such fiscal year and regardless of whether such stock is forfeited upon Hedger’s termination).

6.           Paragraph 9(C) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(C)
If Company terminates this Agreement for Cause, or if Hedger terminates this Agreement for other than Good Reason, then Company shall pay to Hedger, within (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period ending on the date of termination (including, without limitation, accrued bonus and unused vacation pay).

7.           The Employment Agreement is hereby amended by adding the following Paragraph 9(G) after Paragraph 9(F):

(G)
Notwithstanding anything to the contrary herein, in the event Hedger terminates this Agreement for Good Reason as defined in Paragraph 9(E)(ii) above, then the amount of the benefits payable pursuant to Paragraph 9(B) above shall be limited to the maximum amount which can be paid without having any amount paid hereunder being treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as the same may be amended, after giving effect to all other payments of compensation described in Section 280G(b)(2)(A)(i) and (ii).

8.           Except as amended by this Amendment, the Employment Agreement shall remain unaffected and in full force and effect.

9.           This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

A-G GEOPHYSICAL PRODUCTS, INC.

By:	/s/ Raymond M. Soto
Name: Raymond M. Soto
Title: Chairman of the Board
Date: November 5, 2010

/s/ Michael C. Hedger
Michael C. Hedger

Solely with respect to Paragraphs 2 and 3 of the Amendment
(amending Paragraphs 4(b) and 7 of the Employment Agreement):

BOLT TECHNOLOGY CORPORATION

By:	/s/ Raymond M. Soto
Name: Raymond M. Soto
Title: President, Chief Executive Officer
and Chairman of the Board

GUARANTEE BY BOLT

Bolt Technology Corporation hereby confirms that its guarantee of the performance of A-G Geophysical Products, Inc. attached to the Employment Agreement between Michael Hedger and A-G Geophysical Products, Inc., effective as of July 1, 2004, shall apply to said Employment Agreement as amended by the amendment effective as of November 20, 2007 and the foregoing amendment.

BOLT TECHNOLOGY CORPORATION

By:	/s/ Raymond M. Soto
Name: Raymond M. Soto
Title: President, Chief Executive Officer
and Chairman of the Board